# Lincolnway Energy, LLC

*Creating Energy for Iowa & America*

EXHIBIT 99

April 15, 2013

Dear Member,

Lincolnway Energy is pleased to announce that Eric Hakmiller has been hired as our new President and Chief Executive Officer.

Eric has extensive experience in managing a wide range of agricultural processing businesses. His most recent focus has been on biofuels and the development of commercial trade flows into various US markets. Eric's most recent job was the Vice President and General Manager of the Biofuels Division of Bunge North America. He managed the construction, start up, and operation of two joint venture corn ethanol production facilities with 165 million gallons of capacity and led the risk management and new technology committees.

Eric along with his wife Rhonda, and children Nick, Lauren, Scott and Claire come to us from Chesterfield, MO. Eric was born and raised in California and obtained his undergrad degree at the University of Maine and Loyola Marymount University for his Masters of Business Administration.

Eric is excited about the opportunity and is looking forward to better margins in the ethanol industry.

We welcome Eric to our team and to the community.

Best Regards,

Lincolnway Energy Board of Directors